Exhibit 99.1

Contact:	Wallace R. Cooney	For Immediate Release
	(703) 345-6470	May 2, 2018

GRAHAM HOLDINGS COMPANY REPORTS
FIRST QUARTER EARNINGS

ARLINGTON, VA – Graham Holdings Company (NYSE: GHC) today reported net income attributable to common shares of $42.9 million ($7.78 per share) for the first quarter of 2018, compared to $21.1 million ($3.75 per share) for the first quarter of 2017.
The results for the first quarter of 2018 and 2017 were affected by a number of items as described in the following paragraphs. Excluding these items, net income attributable to common shares was $49.8 million ($9.04 per share) for the first quarter of 2018, compared to $14.1 million ($2.50 per share) for the first quarter of 2017. (Refer to the Non-GAAP Financial Information schedule at the end of this release for additional details.)
Items included in the Company’s net income for the first quarter of 2018:

•	a $4.3 million gain on the Kaplan University Transaction (after-tax impact of $1.8 million, or $0.33 per share);

•	$14.1 million in net losses on marketable equity securities (after-tax impact of $10.7 million, or $1.94 per share);

•	$0.2 million in non-operating foreign currency gains (after-tax impact of $0.1 million, or $0.02 per share); and

•	$1.8 million in income tax benefits related to stock compensation ($0.33 per share).
Items included in the Company’s net income for the first quarter of 2017:

•	$1.7 million in non-operating foreign currency gains (after-tax impact of $1.1 million, or $0.19 per share); and

•	$5.9 million in income tax benefits related to stock compensation ($1.06 per share).
Revenue for the first quarter of 2018 was $659.4 million, up 13% from $582.7 million in the first quarter of 2017. The revenue increase is due largely to growth at the television broadcasting and manufacturing businesses. The Company reported operating income of $44.2 million for the first quarter of 2018, compared to $10.3 million for the first quarter of 2017. The operating income increase is driven by higher earnings at the education, television broadcasting and manufacturing businesses.
On April 27, 2017, certain subsidiaries of Kaplan, Inc. (Kaplan), a subsidiary of Graham Holdings Company entered into a Contribution and Transfer Agreement (Transfer Agreement) to contribute the institutional assets and operations of Kaplan University (KU) to an Indiana non-profit, public-benefit corporation that is a subsidiary affiliated with Purdue University (Purdue). The closing of the transactions contemplated by the Transfer Agreement occurred on March 22, 2018. At the same time, the parties entered into a Transition and Operations Support Agreement (TOSA) pursuant to which Kaplan will provide key non-academic operations support to the new university. The new university will operate almost exclusively online as a new Indiana public university affiliated with Purdue under the name Purdue University Global (Purdue Global).
Division Results
Education
Education division revenue totaled $375.5 million for the first quarter of 2018, up 1% from $372.9 million for the same period of 2017. Kaplan reported operating income of $22.7 million for the first quarter of 2018, compared to $9.4 million for the first quarter of 2017.
As a result of the KU Transaction that closed on March 22, 2018, the Company has revised the financial reporting for its education division to provide operating results for Higher Education and Professional (U.S.).

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A summary of Kaplan’s operating results is as follows:

	Three Months Ended
	March 31
(in thousands)	2018	2017	% Change
Revenue
Kaplan international	$183,582	$164,562	12
Higher education	99,830	111,111	(10)
Test preparation	59,151	64,568	(8)
Professional (U.S.)	33,356	33,199	—
Kaplan corporate and other	285	14	—
Intersegment elimination	(705)	(557)	—
	$375,499	$372,897	1
Operating Income (Loss)
Kaplan international	$20,404	$7,707	—
Higher education	1,355	2,446	(45)
Test preparation	521	(2,864)	—
Professional (U.S.)	9,315	10,158	(8)
Kaplan corporate and other	(7,746)	(6,943)	(12)
Amortization of intangible assets	(1,149)	(1,120)	(3)
Intersegment elimination	—	53	—
	$22,700	$9,437	—
Kaplan International includes English-language programs, and postsecondary education and professional training businesses largely outside the United States. Kaplan International revenue increased 12% for the first quarter; 3% on a constant currency basis. Operating income increased to $20.4 million in the first quarter of 2018, compared to $7.7 million in the first quarter of 2017 due to improved results at Pathways, UK Professional, MPW and English-language.
Prior to the KU Transaction closing on March 22, 2018, Higher Education included Kaplan’s domestic postsecondary education businesses, made up of fixed-facility colleges and online postsecondary and career programs. Following the KU Transaction closing, the Higher Education division includes the results as a service provider to higher education institutions.
In the first quarter of 2018, Higher Education revenue was down 10% and operating results declined, due largely to the sale of KU on March 22, 2018 and fewer average enrollments at KU prior to the sale.
Kaplan Test Preparation (KTP) includes Kaplan’s standardized test preparation programs. KTP revenue declined 8% for the first quarter of 2018 due to the disposition of Dev Bootcamp, which made up the majority of KTP's new economy skills training programs, and soft enrollments in certain preparation programs. In comparison to 2017, KTP operating results improved in the first quarter of 2018, due mostly to decreased losses from the new economy skills training programs. Operating losses for the new economy skills training programs were $0.5 million and $3.8 million for the first three months of 2018 and 2017, respectively. Dev Bootcamp was closed in the second half of 2017.
Kaplan Professional (U.S.) includes the domestic professional and other continuing education businesses. In the first quarter of 2018, Kaplan Professional (U.S.) revenue was even with the first quarter of 2017, while operating results declined 8%, due to increased spending on sales and technology.
Kaplan corporate and other represents unallocated expenses of Kaplan, Inc.’s corporate office, other minor businesses and certain shared activities.

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Television Broadcasting
Revenue at the television broadcasting division increased 19% to $108.8 million in the first quarter of 2018, from $91.5 million in the same period of 2017 due primarily to $8.6 million in 2018 incremental winter Olympics-related advertising revenue at the Company's NBC affiliates and an $8.2 million increase in retransmission revenues. Operating income for the first quarter of 2018 increased 53% to $40.5 million, from $26.5 million in the same period of 2017 due to higher revenues. The Company's television broadcasting stations operate under a retransmission contract with Comcast that was effective on April 1, 2017.
Manufacturing
Manufacturing includes four businesses: Dekko, a manufacturer of electrical workspace solutions, architectural lighting and electrical components and assemblies; Joyce/Dayton Corp., a manufacturer of screw jacks and other linear motion systems; Forney, a global supplier of products and systems that control and monitor combustion processes in electric utility and industrial applications; and Hoover Treated Wood Products, Inc., a supplier of pressure impregnated kiln-dried lumber and plywood products for fire retardant and preservative applications that the Company acquired in April 2017.
Manufacturing revenues and operating income increased in the first quarter of 2018 due primarily to the Hoover acquisition.
Healthcare
The Graham Healthcare Group (GHG) provides home health and hospice services in three states. At the end of June 2017, GHG acquired Hometown Home Health and Hospice, a Lapeer, MI-based healthcare services provider. Healthcare revenues increased 2% in the first three months of 2018, while operating results were down, due largely to continued integration costs.
SocialCode
SocialCode is a provider of marketing solutions on social, mobile and video platforms. SocialCode revenue increased 6% in the first quarter of 2018 due to growth in digital advertising service revenues. SocialCode reported operating losses of $3.8 million in the first quarter of 2018, compared to $4.5 million in the first quarter of 2017.
Other Businesses
Other businesses include Slate and Foreign Policy, which publish online and print magazines and websites; and two investment stage businesses, Panoply and CyberVista. Losses from each of these businesses in the first quarter of 2018 adversely affected operating results.
Corporate Office
Corporate office includes the expenses of the Company’s corporate office and certain continuing obligations related to prior business dispositions.
Equity in Earnings (Losses) of Affiliates
At March 31, 2018, the Company held interests in a number of home health and hospice joint ventures, and interests in several other affiliates. In the second half of 2017, the Company acquired approximately 11% of Intersection Holdings, LLC, which provides digital marketing and advertising services and products for cities, transit systems, airports, and other public and private spaces. The Company recorded equity in earnings of affiliates of $2.6 million for the first quarter of 2018, compared to $0.6 million for the first quarter of 2017.
Net Interest Expense and Related Balances
The Company incurred net interest expense of $6.7 million for the first quarter of 2018, compared to $6.8 million for the first quarter of 2017. At March 31, 2018, the Company had $497.7 million in borrowings outstanding at an average interest rate of 6.2% and cash, marketable equity securities and other investments of $819.6 million.
Non-operating Pension and Postretirement Benefit Income, net
In the first quarter of 2018, the Company adopted new accounting guidance that changes the income statement classification of net periodic pension and postretirement pension cost. Under the new guidance, service cost is included in operating income, while the other components (including expected return on assets) are included in non-operating income. The new guidance was required to be applied retrospectively, with prior period financial information revised to reflect the reclassification. From a segment reporting perspective, this change had a

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significant impact on Corporate office reporting, with minimal impact on the television broadcasting and Kaplan corporate reporting.
The Company recorded net non-operating pension and postretirement benefit income of $21.4 million for the first quarter of 2018, compared to $18.8 million for the first quarter of 2017.
Loss on Marketable Equity Securities, net
In the first quarter of 2018, the Company adopted new guidance that requires changes in the fair value of marketable equity securities to be included in non-operating income (expense) on a prospective basis. Overall, the Company recognized $14.1 million in net losses on marketable equity securities in the first quarter of 2018.
Other Non-Operating Income (Expense)
The Company recorded total other non-operating income, net, of $9.2 million for the first quarter of 2018, compared to $0.8 million for the first quarter of 2017. The 2018 amounts included a $5.9 million gain on sales of businesses; $0.2 million in foreign currency gains; and other items. The 2017 amounts included $1.7 million in foreign currency gains, partially offset by other items.
Provision for Income Taxes
The Company’s effective tax rate for the first three months of 2018 was 24.0%. The Tax Cuts and Jobs Act was enacted in December 2017, which included lowering the federal corporate income tax rate from 35% to 21%.
The Company's effective tax rate for the first three months of 2017 was 11.4%. This low effective tax rate is due to a $5.9 million income tax benefit related to the vesting of restricted stock awards. In the first quarter of 2017, the Company adopted a new accounting standard that requires all excess income tax benefits and deficiencies from stock compensation to be recorded as discrete items in the provision for income taxes. Excluding this $5.9 million benefit, the overall income tax rate for the first three months of 2017 was 36.3%.
Earnings Per Share
The calculation of diluted earnings per share for the first quarter of 2018 was based on 5,472,643 weighted average shares outstanding, compared to 5,568,903 for the first quarter of 2017. At March 31, 2018, there were 5,373,325 shares outstanding. On November 9, 2017, the Board of Directors authorized the Company to acquire up to 500,000 shares of its Class B common stock; the Company has remaining authorization for 341,098 shares as of March 31, 2018.
Adoption of Revenue Recognition Standard
On January 1, 2018, the Company adopted the new revenue recognition guidance using the modified retrospective approach. If the company applied the accounting policies under the previous guidance, revenue would have been $1.3 million lower and operating expenses would have been $3.0 million higher for the first quarter of 2018.
Forward-Looking Statements
This press release contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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GRAHAM HOLDINGS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31%
(in thousands, except per share amounts)	2018	2017	Change
Operating revenues	$659,436	$582,717	13
Operating expenses	590,196	550,976	7
Depreciation of property, plant and equipment	14,642	14,652	—
Amortization of intangible assets	10,384	6,836	52
Operating income	44,214	10,253	—
Equity in earnings of affiliates, net	2,579	649	—
Interest income	1,372	1,363	1
Interest expense	(8,071)	(8,129)	(1)
Non-operating pension and postretirement benefit income, net	21,386	18,801	14
Loss on marketable equity securities, net	(14,102)	—	—
Other income, net	9,187	849	—
Income before income taxes	56,565	23,786	—
Provision for income taxes	13,600	2,700	—
Net income	42,965	21,086	—
Net income attributable to noncontrolling interests	(74)	—	—
Net Income Attributable to Graham Holdings Company Common Stockholders	$42,891	$21,086	—
Per Share Information Attributable to Graham Holdings Company Common Stockholders
Basic net income per common share	$7.84	$3.77	—
Basic average number of common shares outstanding	5,436	5,535
Diluted net income per common share	$7.78	$3.75	—
Diluted average number of common shares outstanding	5,473	5,569

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GRAHAM HOLDINGS COMPANY
BUSINESS DIVISION INFORMATION
(Unaudited)
	Three Months Ended
	March 31%
(in thousands)	2018	2017	Change
Operating Revenues
Education	$375,499	$372,897	1
Television broadcasting	108,802	91,496	19
Manufacturing	117,406	61,898	90
Healthcare	37,621	36,899	2
SocialCode	13,299	12,574	6
Other businesses	6,833	6,953	(2)
Corporate office	—	—	—
Intersegment elimination	(24)	—	—
	$659,436	$582,717	13
Operating Expenses
Education	$352,799	$363,460	(3)
Television broadcasting	68,260	65,013	5
Manufacturing	108,778	58,233	87
Healthcare	39,012	37,825	3
SocialCode	17,080	17,082	—
Other businesses	15,375	15,748	(2)
Corporate office	13,942	15,103	(8)
Intersegment elimination	(24)	—	—
	$615,222	$572,464	7
Operating Income (Loss)
Education	$22,700	$9,437	—
Television broadcasting	40,542	26,483	53
Manufacturing	8,628	3,665	—
Healthcare	(1,391)	(926)	(50)
SocialCode	(3,781)	(4,508)	16
Other businesses	(8,542)	(8,795)	3
Corporate office	(13,942)	(15,103)	8
	$44,214	$10,253	—
Depreciation
Education	$7,606	$8,584	(11)
Television broadcasting	3,071	2,594	18
Manufacturing	2,451	1,508	63
Healthcare	653	1,069	(39)
SocialCode	233	246	(5)
Other businesses	375	361	4
Corporate office	253	290	(13)
	$14,642	$14,652	—
Amortization of Intangible Assets
Education	$1,149	$1,120	3
Television broadcasting	1,408	902	56
Manufacturing	5,936	3,077	93
Healthcare	1,808	1,654	9
SocialCode	83	83	—
Other businesses	—	—	—
Corporate office	—	—	—
	$10,384	$6,836	52
Pension Expense
Education	$2,664	$2,706	(2)
Television broadcasting	493	493	—
Manufacturing	17	25	(32)
Healthcare	122	166	(27)
SocialCode	156	154	1
Other businesses	116	138	(16)
Corporate office	1,372	1,232	11
	$4,940	$4,914	1

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GRAHAM HOLDINGS COMPANY
EDUCATION DIVISION INFORMATION
(Unaudited)

	Three Months Ended
	March 31%
(in thousands)	2018	2017	Change
Operating Revenues
Kaplan international	$183,582	$164,562	12
Higher education	99,830	111,111	(10)
Test preparation	59,151	64,568	(8)
Professional (U.S.)	33,356	33,199	—
Kaplan corporate and other	285	14	—
Intersegment elimination	(705)	(557)	—
	$375,499	$372,897	1
Operating Expenses
Kaplan international	$163,178	$156,855	4
Higher education	98,475	108,665	(9)
Test preparation	58,630	67,432	(13)
Professional (U.S.)	24,041	23,041	4
Kaplan corporate and other	8,031	6,957	15
Amortization of intangible assets	1,149	1,120	3
Intersegment elimination	(705)	(610)	—
	$352,799	$363,460	(3)
Operating Income (Loss)
Kaplan international	$20,404	$7,707	—
Higher education	1,355	2,446	(45)
Test preparation	521	(2,864)	—
Professional (U.S.)	9,315	10,158	(8)
Kaplan corporate and other	(7,746)	(6,943)	(12)
Amortization of intangible assets	(1,149)	(1,120)	(3)
Intersegment elimination	—	53	—
	$22,700	$9,437	—
Depreciation
Kaplan international	$3,974	$3,682	8
Higher education	1,858	2,648	(30)
Test preparation	978	1,341	(27)
Professional (U.S.)	642	783	(18)
Kaplan corporate and other	154	130	18
	$7,606	$8,584	(11)
Pension Expense
Kaplan international	$83	$87	(5)
Higher education	1,406	1,742	(19)
Test preparation	729	911	(20)
Professional (U.S.)	290	302	(4)
Kaplan corporate and other	156	(336)	—
	$2,664	$2,706	(2)

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NON-GAAP FINANCIAL INFORMATION
GRAHAM HOLDINGS COMPANY
(Unaudited)
In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP) included in this press release, the Company has provided information regarding net income, excluding certain items described below, reconciled to the most directly comparable GAAP measures. Management believes that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

▪	the ability to make meaningful period-to-period comparisons of the Company’s ongoing results;

▪	the ability to identify trends in the Company’s underlying business; and

▪	a better understanding of how management plans and measures the Company’s underlying business.
Net income, excluding certain items, should not be considered substitutes or alternatives to computations calculated in accordance with and required by GAAP. These non-GAAP financial measures should be read only in conjunction with financial information presented on a GAAP basis.
The following table reconciles the non-GAAP financial measures to the most directly comparable GAAP measures:

	Three Months Ended March 31
	2018			2017
(in thousands, except per share amounts)	Income before income taxes	Income Taxes	Net Income	Income before income taxes	Income Taxes	Net Income
Amounts attributable to Graham Holdings Company Common Stockholders
As reported	$56,565	$13,600	$42,965	$23,786	$2,700	$21,086
Attributable to noncontrolling interests			(74)			—
Attributable to Graham Holdings Company Stockholders			42,891			21,086
Adjustments:
Gain on Kaplan University Transaction	(4,315)	(2,472)	(1,843)	—	—	—
Net loss recognized on marketable equity securities	14,102	3,384	10,718	—	—	—
Foreign currency gain	(177)	(42)	(135)	(1,728)	(639)	(1,089)
Tax benefit related to stock compensation	—	1,810	(1,810)	—	5,933	(5,933)
Net Income, adjusted (non-GAAP)			$49,821			$14,064

Per share information attributable to Graham Holdings Company Common Stockholders
Diluted income per common share, as reported			$7.78			$3.75
Adjustments:
Gain on Kaplan University Transaction			(0.33)			—
Net loss recognized on marketable equity securities			1.94			—
Foreign currency gain			(0.02)			(0.19)
Tax benefit related to stock compensation			(0.33)			(1.06)
Diluted income per common share, adjusted (non-GAAP)			$9.04			$2.50

The adjusted diluted per share amounts may not compute due to rounding.

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